Exhibit 10.83

RESTRICTED STOCK PURCHASE AGREEMENT

Edward V. Fritzky, Amgen Inc. Grantee:

On this 15th day of July, 2002 (the “Grant Date”), Amgen Inc., a Delaware corporation (the “Company”), pursuant to its Amended and Restated 1991 Equity Incentive Plan (the “Plan”) has granted to you, the grantee named above, a right to purchase One Hundred Thousand (100,000) shares (the “Shares”) of the $.0001 par value common stock of the Company (“Common Stock”), pursuant to the terms of this Restricted Stock Purchase Agreement (this “Agreement”) and the Plan. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan.

I.  Purchase Price.    Subject to the terms and conditions of this Agreement, the Shares may be purchased from the Company at a purchase price per share of $.0001 for a total purchase price of $10.00 (the “Total Purchase Price”). The Total Purchase Price shall be paid in cash at the time of purchase.

II.  Repurchase Option.

(1)  Subject to Sections II (2) and III (1), if your employment is terminated for any reason, the Company shall have the right and option to purchase from you or any holder of the Shares as permitted under Section III (5) (a “Holder”) any or all of the Shares at the per Share purchase price paid by you for such Shares (the “Repurchase Option”).

(2)  If, during the Employment Period, your employment is terminated by the Company for Cause or by you without Good Reason, then any and all of the Shares which remain subject to the Repurchase Option pursuant to Section II (6) as of the Termination Date shall be forfeited and the Company shall purchase such Shares from you or any Holder at the per Share purchase price paid by you for such Shares in accordance with the provisions set forth in Sections II (3) and (4).

(3)  The Company may exercise the Repurchase Option by delivering personally or by registered mail, to you or a Holder within ninety (90) days of the date of termination of your employment, a notice in writing indicating the Company’s intention to exercise the Repurchase Option and setting forth a date for closing not later than thirty (30) days from the mailing of such notice. The closing shall take place at the Company’s office. At the closing, the Secretary of the Company or other escrow agent as provided in Section VI shall deliver to the Company the stock certificate or certificates evidencing the Shares, and the Company shall deliver the purchase price therefor.

(4)  At its option, the Company may elect to make payment for the Shares to a bank selected by the Company. The Company shall avail itself of this option by a notice in writing to you or a Holder stating the name and address of the bank, date of closing, and waiving the closing at the Company’s office.

(5)  If the Company does not elect to exercise the Repurchase Option conferred above by giving the requisite notice to you or a Holder within ninety (90) days following the date of termination of your employment, the Repurchase Option shall terminate, and any restrictions on Shares remaining as of the date of the termination of your employment shall lapse immediately.

(6)  One hundred percent (100%) of the Shares shall initially be subject to the Repurchase Option. The Shares shall be released from the Repurchase Option in accordance with the schedule set forth in Section III (1).

III.  Lapse of Repurchase Option.

(1)  Subject to Sections III (2), (3) and (4), the Repurchase Option shall lapse in accordance with the following schedule with respect to the Shares which have not previously been forfeited by you, provided you are actively employed by the Company on the respective dates:

Date	Number of Shares for Which Repurchase Option Shall Lapse
Grant Date	34,000
First Anniversary of Grant Date	33,000
Second Anniversary of Grant Date	33,000

(2)  In addition, the lapsing of the Repurchase Option pursuant to Section III (1) may be suspended during a leave of absence as provided from time to time according to Company policies and practices.

(3)  If, during the Employment Period:

(a)  Your employment is terminated (a) by you for Good Reason or (b) by the Company other than by reason of death, disability pursuant to Section 13 of the Employment Agreement (as defined below), or Cause, then immediately prior to the Termination Date the Repurchase Option shall lapse with respect to all Shares; or

(b)  Your employment is terminated due to your death, then immediately prior to the Termination Date, the Repurchase Option shall lapse with respect to all Shares; or

(c)  Your employment is terminated on account of your disability (as set forth in Section 10(a) of the Plan) in accordance with Section 13 of the Employment Agreement (as defined below), then immediately prior to the Termination Date, the Repurchase Option shall lapse with respect to all Shares.

For purposes of Sections II and III, the terms “Employment Period”, “Cause”, “Good Reason”, and “Termination Date” shall have the meanings assigned to such terms in the Employment Agreement dated as of July 15, 2002, between the Company and you (as amended from time to time, the “Employment Agreement”). For purposes of Sections II and III, “your employment is terminated” shall mean the last date you are either an employee of the Company or an Affiliate or engaged as a consultant or director to the Company or an Affiliate.

(4)  Notwithstanding anything to the contrary contained herein, the Committee may, as it deems appropriate, in its sole discretion, accelerate the date on which the Repurchase Option shall lapse with respect to any of the Shares which have not been previously forfeited by you.

(5)  Your Shares are not assignable or transferable, except by will or the laws of descent and distribution. Notwithstanding the foregoing, all or a portion of the Shares subject to the Repurchase Option may be transferred to an Alternate Payee if required by the terms of a QDRO, as further described in the Plan; provided, that such Alternate Payee is subject to the same terms and conditions as set forth in this Agreement

IV.  Legends.    Certificates representing the Shares issued pursuant to this Agreement shall, until all restrictions lapse or shall have been removed and new certificates are issued pursuant to Section V, bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND REPURCHASE RIGHTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF THAT CERTAIN RESTRICTED STOCK PURCHASE AGREEMENT BY AND BETWEEN AMGEN INC. AND THE REGISTERED OWNER OF SUCH SHARES, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”

V.  Issuance of Certificates; Tax Withholding.

(1)  Subject to subsection (2) below, upon the lapse of the Repurchase Option with respect to any of the Shares as provided in Section III, the Company shall cause new certificates to be issued with respect to such Shares and delivered to you or a Holder, free from the legend provided for in Section IV and of the Repurchase Option. Such Shares shall cease to be subject to the terms and conditions of this Agreement.

(2)  Notwithstanding subsection (1), no such new certificate shall be delivered to you or a Holder unless and until you or a Holder shall have paid to the Company the full amount of all federal, state and local tax withholding or other employment taxes applicable to your taxable income resulting from the grant of the Shares or the lapse or removal of the restrictions. You hereby agree that you will satisfy any federal, state and local tax withholding obligation relating to the grant of the Shares (resulting from an election under Internal Revenue Code Section 83(b) or otherwise) or the lapse of the Repurchase Option with respect to any of the Shares as provided in Section III by authorizing the Company to withhold from the shares of the Common Stock otherwise deliverable to you upon grant or as a result of the lapse of the Repurchase Option with respect to any of the Shares as provided in Section III, a number of shares having a fair market value less than or equal to the amount of the Company’s required minimum statutory withholding. Shares of Common Stock tendered by you pursuant to this paragraph shall be valued at the fair market value of the Common Stock on the date your tax obligations arise. You agree to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section V.

VI.  Escrow.    The Secretary of the Company or such other escrow holder as the Committee may appoint shall retain physical custody of the certificates representing the Shares until all of the restrictions lapse or shall have been removed; and in no event shall you retain physical custody of any certificates representing Shares issued to you which are subject to the Repurchase Option.

VII.  No Contract for Employment.    This Agreement is not an employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company, or of the Company to continue your employment or service with the Company.

VIII.  Notices.    Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at such address as is currently maintained in the Company’s records or at such other address as you hereafter designate by written notice to the Company.

IX.  Plan.    This Agreement is subject to all the provisions of the Plan and its provisions are hereby made a part of this Agreement, including without limitation the provisions of paragraph 7 of the Plan relating to purchases of restricted stock, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

Very truly yours, AMGEN INC.

By:	/S/ STEVEN M. ODRE
Duly authorized on behalf of the Board of Directors

Agreed and Accepted
as of the date first written above

/S/ EDWARD V. FRITZKY
Edward V. Fritzky

5